EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-27132 and 333-110731 on Form S-8 and Registration Statement No. 333-128343 on Form S-3 of our reports dated March 1, 2007, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes explanatory paragraphs as to changes in accounting principles for stock-based compensation and postretirement benefits in 2006 and asset retirement obligations in 2005, and concerning the restatement of the 2005 and 2004 consolidated financial statements) and consolidated financial statement schedules (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the restatement of the 2005 and 2004 financial statements in Schedule I) of South Jersey Industries, Inc., and our report on internal control over financial reporting dated March 1, 2007 (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of South Jersey Industries, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
March 1, 2007